Exhibit 12.1

Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends of

Brasil Telecom S.A. and Tele Norte Leste Participações S.A.

Brasil Telecom S.A.

	Nine-Month Period Ended September 30,				Year Ended December 31,
	2011		2011		2010		2010		2009
	Actual		Pro Forma		Actual		Pro Forma		Actual
	(in thousands of reais, except ratio)
Computation of Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees	R$	1,277,198	R$	588,762	R$	2,379,235	R$	1,665,687	R$	(1,357,998)
Plus fixed charges		431,747		2,582,808		483,705		3,143,036		359,466
Plus amortization of capitalized interest		5,261		22,009		10,587		27,150		3,512
Plus distributed income of equity investees		—		—		—		—		—
Plus share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges		—		—		—		—		—
Less interest capitalized		(51,828)		(191,051)		(45,506)		(203,967)		(47,220)
Less preference security dividend requirements of consolidated subsidiaries		—		—		—		—		—
Less non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges		—		—		—		—		—

Total earnings	R$	1,662,378	R$	3,002,528	R$	2,828,021	R$	4,631,906	R$	(1,042,240)

Computation of fixed charges and preference dividends:
Interest expensed and capitalized	R$	431,747	R$	2,582,808	R$	483,705	R$	3,143,036	R$	359,466
Plus amortized premiums, discounts and capitalized expenses related to indebtedness		—		—		—		—		—
Plus estimate of the interest within rental expense		—		—		—		—		—
Plus preference security requirements of consolidated subsidiaries		—		—		—		—		—

Total fixed charges and preference dividends	R$	431,747	R$	2,582,808	R$	483,705	R$	3,143,036	R$	359,466

Ratio of Earnings to Combined Fixed Charges and Preference Dividends		3.85x		1.16x		5.85x		1.47x		(2.90	)x

Tele Norte Leste Participações S.A.

	Nine-Month Period Ended September 30,		Year Ended December 31,
	2011		2010		2009
	(in thousands of reais, except ratio)
Computation of Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees	R$	588,762	R$	1,665,687	R$	5,420,507
Plus fixed charges		2,582,808		3,143,036		2,480,876
Plus amortization of capitalized interest		22,009		27,150		11,960
Plus distributed income of equity investees		—		—		—
Plus share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges		—		—		—
Less interest capitalized		(191,051)		(203,967)		(172,013)
Less preference security dividend requirements of consolidated subsidiaries		—		—		—
Less non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges		—		—		—

Total earnings	R$	3,002,528	R$	4,361,906	R$	7,741,330

Computation of fixed charges and preference dividends:
Interest expensed and capitalized	R$	2,582,808	R$	3,143,036	R$	2,480,876
Plus amortized premiums, discounts and capitalized expenses related to indebtedness		—		—		—
Plus estimate of the interest within rental expense		—		—		—
Plus preference security requirements of consolidated subsidiaries		—		—		—

Total fixed charges and preference dividends	R$	2,582,808	R$	3,143,036	R$	2,480,876

Ratio of Earnings to Combined Fixed Charges and Preference Dividends		1.16x		1.47x		3.12x